Exhibit 10.4

LEASE EXTENSION AGREEMENT

Building #5
1330 O’Brien Drive
Menlo Park, California 94025

THIS LEASE EXTENSION AGREEMENT (this “Agreement”) is made and entered into on June 23, 2006 by and between MENLO BUSINESS PARK, LLC, a California limited liability company (“Lessor”), and DEPOMED, INC., a California corporation (“Lessee”).

RECITALS

A.            Lessor and Lessee entered into a Lease dated April 30, 2003 (the “Lease”) of the premises referred to as Building #5 located at 1330 O’Brien Drive, Menlo Park, California 94025, more particularly described on Exhibit “A” attached to the Lease and incorporated by reference herein (the “Premises”).  The Premises contain approximately 25,366 rentable square feet of space.

B.            The expiration date of the initial term of the Lease is April 30, 2008.  Lessor and Lessee wish to extend the expiration date of the initial term of the Lease, subject to the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.             Defined Terms.  Terms defined in the Lease and used in this Agreement shall have the meaning ascribed to them in the Lease.

2.             Extension of Initial Term.

(a)           The initial term of the Lease is hereby extended for a period of fourteen (14) calendar months commencing on May 1, 2008 and ending on June 30, 2009 (the “Extension Term”).  The Extension Term shall be upon all of the same terms and conditions of the Lease, except that the Monthly Base Rent payable by Lessee to Lessor during the Extension Term shall be as set forth in Paragraph 3 hereof.

(b)           The option to extend provided for in Paragraph 3 of the Lease shall be for one period of sixty (60) calendar months immediately following the expiration of the Extension Term and shall otherwise be upon the same terms and conditions as set forth in Paragraph 3 of the Lease.

3.             Monthly Base Rent.  Lessee shall pay to Lessor Monthly Base Rent during the Extension Term, in monthly installments in advance on a triple net basis in lawful money of the United States, as follows:

(a)           Commencing on May 1, 2008 and continuing through April 30, 2009, the sum of Fifty Thousand Seven Hundred Thirty-two Dollars ($50,732.00) per month ($2.00/square foot/NNN).

(b)           Commencing on May 1, 2009 (the “Rental Adjustment Date”), the Monthly Base Rent shall be adjusted to reflect any increases in the cost of living.  The adjustment shall be calculated upon the basis of the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index, all items,  for all Urban Consumers - San Francisco-Oakland-San Jose (1982-84=100), hereafter referred to as the “Index.”  The Index for said subgroup published most recently as of the end of the calendar month immediately preceding the month in which the commencement date of the Extension Term occurs shall be considered the “base Index.”

(c)           The Monthly Base Rent shall be adjusted as of the Rental Adjustment Date to an amount equal to the product obtained by multiplying Fifty Thousand Seven Hundred Thirty-two Dollars ($50,732.00) (the Monthly Base Rent for the Premises commencing on May 1, 2008 referred to in Paragraph 3(a) above), by a fraction, the numerator of which is the Index most recently published as of the end of the calendar  month immediately preceding the Rental Adjustment Date and the denominator of which is the base Index; provided that in no event shall the Monthly Base Rent be increased on the Rental Adjustment Date to an amount less than three percent (3%) per annum or more than six percent (6%) per annum of the Monthly Base Rent immediately payable before the Rental Adjustment Date.  The Monthly Base Rent as so adjusted shall continue through June 30, 2009, the expiration date of the Extension Term.

(d)           When the new Monthly Base Rent is determined for the Rental Adjustment Date, Lessor shall give Lessee written notice of the amount of the new Monthly Base Rent and how the new Monthly Base Rent figure was computed in accordance with subparagraphs 3(b) and 3(c) above.  Lessee shall pay to Lessor retroactively any unpaid increase in Monthly Base Rent due from and after the Rental Adjustment Date.  If the Index does not exist on the Rental Adjustment Date in the same format as referred to in subparagraph 3(b) above, Lessor shall substitute in lieu thereof an index reasonably comparable to the Index referred to above which is acceptable to Lessee and which is then published by the Bureau of Labor Statistics, or successor or similar governmental agency, or if no governmental agency then publishes an index, Lessor shall substitute therefor any index commonly accepted which is published by a reputable private organization.

(e)           Monthly Base Rent for any partial month shall be prorated on the basis of the number of calendar days in such month.

4.             Additional Rent; Operating Expenses and Taxes.  In addition to the Monthly Base Rent payable by Lessee pursuant to Paragraph 3 above, Lessee shall pay to Lessor during the Extension Term, as Additional Rent, Operating Expenses and Taxes pursuant to Paragraph 5 of the Lease.

5.             Condition of the Premises.  Lessee is currently in possession of the Premises and is conducting business thereon pursuant to the Lease.  Lessee agrees to accept the Premises in its “as is” condition at the commencement of the Extension Term, subject to the performance by Lessor of Lessor’s obligations under Paragraph 14(a) of the Lease.

6.             Security Deposit.  Lessor acknowledges that Lessor has received from Lessee and is currently holding the sum of Thirty-four Thousand Two Hundred Fifty-nine and Fifty-eight Hundredths Dollars ($34,259.58) in cash (the “Security Deposit”), as security for Lessee’s faithful performance of Lessee’s obligations under the Lease.  Lessor shall continue to hold the Security Deposit during the remainder of the initial term and during the Extension Term pursuant to Paragraph 7 of the Lease.

7.             Real Estate Brokers.  Lessor shall pay a leasing commission to Tarlton Properties, Inc., who has acted as exclusive leasing agent for Lessor in connection with this Agreement, pursuant to a separate agreement between Lessor and said broker.  Lessor shall also pay leasing commissions to NAI BT Commercial and Technology Commercial, Inc., who have acted as leasing agents for Lessee in connection with this Agreement, pursuant to an agreement between Lessor and said brokers.  Each party represents and warrants to the other party that it has not had any dealings with any real estate broker, finder, or other person with respect to this Agreement other than the above named brokers.  Each party shall hold harmless the other party from all damages, expenses, and liabilities resulting from any claims that may be asserted against the other party by any broker, finder, or other person with whom the other party has or purportedly has dealt, other than the above named brokers.

8.             Notices.  Paragraph 24, Notices, of the Lease is amended to read as follows:

“24.         Notices.  All notices, statements, demands, requests, or consents given hereunder by either party to the other shall be in writing and shall be personally delivered or sent by United States mail, registered or certified, return receipt requested, postage prepaid, and addressed to the parties as follows:

Lessor:	Menlo Business Park, LLC
c/o Tarlton Properties, Inc.
955 Alma Street
Palo Alto, California 94301

Attention: John C. Tarlton
Telephone: (650) 330-3600

Lessee:	DepoMed, Inc.
1330 O’Brien Drive
Menlo Park, California 94025

Attention:
Telephone:

All such notices or other communications given hereunder shall be addressed to the parties to such other address as either party may have furnished to the other as a place for the service of notice.  Notices shall be deemed given upon receipt or attempted delivery where delivery is not accepted.”

9.             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.           Continuing Effect.  The parties acknowledge that the Lease remains in full force and effect as amended hereby, and with the initial term extended as provided herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

“Lessor”

MENLO BUSINESS PARK, LLC
a California limited liability company

By:	/s/ J.O. Oltmans, II
J. O. Oltmans, II, Manager

By:	/s/ James R. Swartz
James R. Swartz, Manager

“Lessee”

DEPOMED, INC.,
a California corporation

By:	/s/ John F. Hamilton
John F. Hamilton, Vice President and Chief Financial Officer

By:	/s/ Matthew M. Gosling
Matthew M. Gosling, Vice President and General Counsel